Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-4 of C&D Technologies, Inc. of our report dated April 20, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Company’s ability to continue as a going concern discussed in Note 2 as to which the date is October 20, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of C&D Technologies, Inc., which appears in such Amendment No. 2 to Registration Statement on Form S-4. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 23, 2010